UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: July 27, 2012

(date of earliest event reported)

 VASCULAR SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 0-27605

Minnesota	41-1859679
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
6464 Sycamore Court
Minneapolis, Minnesota 55369
(Address of principal executive offices)

 (763) 656-4300
(Registrant’s telephone number, including are code)

 Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act ( 17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On July 27, 2012, the Company’s Board of Directors adopted two amendments to the Vascular Solutions Inc. Stock Option and Stock Award Plan (the “Plan”).  First, the Board amended the Plan to decrease the aggregate number of shares of the Company’s common stock authorized for issuance pursuant to the Plan from its inception from 7,400,000 to 5,000,000.  As a result, as of June 30, 2012, 4,295,712 of these 5,000,000 shares represented shares already issued under the Plan or reserved for issuance with respect to outstanding grants and awards under the Plan, and 704,288 of these 5,000,000 shares were available for future grants and awards to be made under the Plan.

Second, the Board amended the Plan by deleting Section 19 of the Plan which provided for an automatic annual grant of stock options to each of the non-employee Directors of the Company.  At the same meeting, the Board also adopted a program providing for automatic annual awards of restricted stock under the Plan to the non-employee Directors.  The restricted stock awards will (i) be made to each person who is a non-employee Director of the Company at the time of each Annual Meeting of the Company’s Shareholders, (ii) consist of shares of restricted stock having a value as of the date of award equal to $75,000, and (iii) vest on the first anniversary of the date of the award.

The Amended and Restated Stock Option and Stock Award Plan, the Restricted Stock Award Program for the Non-Employee Directors, and the form of Restricted Stock Award Agreement for Non-Employee Directors will be filed as exhibits to the Company’s Form 10-Q for the quarter ending September 30, 2012.

Item 5.02.   Submission of Matters to a Vote of Security Holders.

(e)	See Item 1.01 above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VASCULAR SOLUTIONS, INC.

Date: August 2, 2012	By:	/s/ James Hennen
James Hennen
Its: Chief Financial Officer